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Exhibit 23.1


CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in the registration statement on Form S-8 (file number 333-85402) filed on April 2, 2002 of our report dated March 1, 2002 included in Inverness Medical Innovations, Inc.'s Form 8-K/A filed on March 5, 2002 and to all references to our Firm included in the registration statement.



/s/ Arthur Andersen LLP



Boston, Massachusetts
April 10, 2002